Consent of Independent Registered Public Accounting Firm

The Board of Directors
GenVec, Inc.:

We consent to the use of our reports dated March 11, 2011, with respect to the balance sheets of GenVec, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year peiod ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP
McLean, Virginia
August 10, 2011